Walmarts Underwriting Syndicate Members


Banc of America Securities LLC
Barclays Capital Inc.
BNP Paribas Securiteis Corp
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Dresdner Kleinwort Securities LLC
Goldman, Sachs & Co.
Greenwich Capital Markets, Inc.
HSBC Securities (USA) Inc.
J.P. Morgan Securities Inc.
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Inc.
Mitsubishi UFJ Securities International plc
Mizuho Securities USA Inc.
Morgan Stanley & Co. Incorporated
Piper Jaffray & Co.
Standard Chartered Bank
UBS Securities
Wachovia Capital Markets LLC
Wells Fargo Securities, LLC